®

PRESS RELEASE

www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Melanie Friedman (Investors)
Stern Investor Relations, Inc.
(212) 362-1200
melanie@sternir.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS FOURTH QUARTER AND
FULL YEAR 2007 FINANCIAL RESULTS

-Favorable FV-100 Data, In-License of HCV Polymerase Inhibitor Program,
Increased Revenue, and Narrower Loss Highlight Fourth Quarter Operations-

ATLANTA, GA – March 7, 2008 — Inhibitex, Inc. (Nasdaq: INHX) today announced its financial results for the fourth quarter and twelve months ended December 31, 2007. The Company held cash, cash equivalents and short-term investments of $50.3 million at December 31, 2007, as compared to $61.4 million at December 31, 2006.

“The past year has been transformational at Inhibitex, and one in which we achieved a number of strategic milestones, augmented our pipeline and advanced our lead antiviral program into the clinic, all while reducing our burn rate. Specifically, our fourth quarter highlights included the successful completion of an exploratory Phase I clinical trial and IND-enabling studies for FV-100, which we are developing to treat shingles, as well as the in-licensing of a promising preclinical HCV polymerase inhibitor program,” stated Russell H. Plumb, president and chief executive officer of Inhibitex. “As we enter 2008, our pipeline consists of exciting and differentiated antiviral programs for the treatment of shingles, HIV, HCV and CMV. Our development goals for 2008 include advancing FV-100 into additional Phase I clinical trials in the first half of the year and initiating a Phase II clinical trial by year end. Additionally, on the preclinical front, our plan is to select lead clinical candidates for our HIV integrase and HCV polymerase inhibitor programs around the end of the year.”

Fourth Quarter and Full Year 2007 Financial Results

The Company reported a net loss for the fourth quarter of 2007 of $3.5 million, as compared to a net loss of $11.9 million in the fourth quarter of 2006. Basic and diluted net loss per share was $0.08 for the fourth quarter of 2007, as compared to $0.39 per share for the fourth quarter of 2006. The significant improvement in operating results for the fourth quarter of 2007 was principally due to several non-recurring charges, totaling $9.1 million, that were recorded in the fourth quarter of 2006 related to restructuring activities, severance obligations and a reserve for manufacturing costs, of which $5.3 million were recorded as research and development expense and $3.8 million as general and administrative expense, as well as a decrease in general and administrative expense associated with a reduction in salary, benefits, and share-based compensation expense, offset in part by an increase in preclinical and clinical trial expenses associated with the Company’s FV-100 program. The decrease in net loss per share for the fourth quarter of 2007 was primarily due to the lower net loss, as well as an increase in the number of weighted average shares outstanding as a result of common shares issued in the third quarter of 2007 in connection with the acquisition of FermaVir Pharmaceuticals, Inc. (FermaVir).

For the twelve months ended December 31, 2007, the Company’s net loss was $41.5 million, as compared to a net loss of $31.1 million for the same period in 2006. Basic and diluted net loss per share for 2007 was $1.22, as compared to $1.03 for 2006. The $10.4 million increase in net loss for the twelve months ended December 31, 2007 was principally due to a $32.6 million in-process research and development charge recorded in the third quarter of 2007 related to the acquisition of FermaVir, offset in part by the impact of non-recurring charges of $9.1 million recorded in the fourth quarter of 2006, lower research and development costs in 2007 associated with the discontinuation of the Company’s Phase III Veronate program in 2006, increased revenue in 2007 from license and collaboration agreements, and a decrease in general and administrative expenses due to a reduction in salary, benefits, and share-based compensation expense. The increase in net loss per share in 2007 was largely due to the increase in net loss as described above, offset in part by an increase in the number of weighted average shares outstanding as a result of common shares issued in connection with the acquisition of FermaVir during the third quarter of 2007.

Revenue for the fourth quarter of 2007 was $0.8 million as compared to $0.2 million in the fourth quarter of 2006. For the twelve months ended December 31, 2007, revenue was $2.8 million as compared to $0.8 million for the same period in 2006. The increase in revenue in 2007 was largely the result of the amortization of an upfront license fee and periodic research-associated support fees received by the Company related to a license and development agreement entered into in early 2007, and to a lesser extent, an increase in periodic research-associated support fees received under another existing agreement.

Research and development expense for the fourth quarter of 2007 was $3.5 million, as compared to $7.4 million during the fourth quarter of 2006. The $3.9 million decrease in 2007 was primarily the result of a reserve for manufacturing costs of $3.2 million that was recorded in the fourth quarter of 2006 that did not occur in 2007, a $1.7 million decrease in depreciation and facility expense, of which $1.4 million was the result of a non-cash impairment charge recorded in the fourth quarter of 2006 that did not occur in 2007, and a net decrease in other expenses of $0.1 million, offset in part by a $1.1 million increase in preclinical development and clinical trial expenses associated with the Company’s FV-100 program.

For the twelve months ended December 31, 2007, research and development expense increased to $42.6 million from $23.4 million for the same period in 2006. The $19.2 million increase was the result of the $32.6 million in-process research and development charge recorded in the third quarter of 2007 in connection with the acquisition of FermaVir, as described above, and a net increase of $0.5 million in other various expenses, offset in part by a decrease of $8.9 million in clinical, preclinical, and manufacturing expenses due largely to the termination of the Company’s Veronate program in 2006, a $2.9 million reduction in salary, benefits, and share-based compensation expense related to prior staff reductions, including severance and termination obligations recorded in 2006, and a $2.1 million decrease in depreciation and facility related expenses, of which $1.4 million was the result of a non-cash impairment charge in 2006.

General and administrative expense decreased to $1.5 million in the fourth quarter of 2007 from $5.4 million during the fourth quarter of 2006. The decrease of $3.9 million was primarily the result of a $1.5 million reduction in salary, benefits, and share-based compensation expense related to staff reductions that occurred in 2006, a $1.3 million decrease in depreciation and facility related expense primarily due to a $1.4 non-cash impairment charge that was recorded in the fourth quarter of 2006, a $1.0 million decrease in various professional and legal fees related to merger and acquisition activities that occurred in 2006 but did not occur in 2007, and a net decrease in various other expenses.

For the twelve months ended December 31, 2007, general and administrative expense decreased to $6.3 million from $12.8 million for the same period in 2006. The decrease of $6.5 million was primarily the result of a $2.4 million decrease in professional and legal fees, a $1.9 million reduction in salary, benefits, and share-based compensation expense related to staff reductions that occurred in 2006, a $1.5 million decrease in depreciation and facility related expenses due to a $1.4 million non-cash impairment charge that was recorded in the fourth quarter of 2006, and a $0.7 million net decrease in various other expenses.

The Company recorded non-cash stock compensation expense of $0.5 million, or $0.01 per share, in the fourth quarter of 2007, of which $0.2 million was recorded as research and development expense and $0.3 million was recorded as general and administrative expense. For the twelve months ended December 31, 2007, the Company recorded non-cash stock compensation expense of $2.0 million, or $0.06 per share, of which $0.6 million was recorded as research and development expense and $1.4 million was recorded as general and administrative expense.

For the twelve months ended December 31, 2007, other income increased by $0.9 million as compared to the same period in 2006 primarily as the result of a $1.9 million gain on the sale of excess raw materials recorded in 2007, whereas the same period of 2006 did not reflect such a gain but did reflect the recognition of the expiration of a previously recorded liability of $1.0 million.

Financial Guidance

The Company updated its 2008 financial guidance to reflect the clinical status of FV-100 and its preclinical development plans related to its HIV integrase inhibitors and HCV polymerase inhibitors. The Company currently anticipates that its net cash burn for calendar year 2008 will range from $16 to $19 million. This financial guidance does not consider or reflect the financial or operating impact of any additional collaborations, alliances, in-licensing, or other similar transactions that may occur in the future, or any potential payments the Company may make in the future in the event that a court ruling issued in its favor, which vacated a $3.3 million arbitration award to one of its vendors, is overturned on appeal or the dispute is otherwise resolved.

Financial guidance involves a high level of uncertainty and is subject to numerous assumptions and factors. With respect to the Company, these factors include, but are not limited to: the funding requirements and time it may take to conduct preclinical research, formulate and manufacture clinical trial materials; and conduct clinical trials; the ability to enroll subjects or patients in such trials and whether the results of these clinical trials are favorable; receiving regulatory approvals on a timely basis to proceed with the development of a drug candidate; the cost of filing, prosecuting and enforcing patents or other intellectual property rights; changes in the Company’s strategy or development plans in the future; the level of general and administrative expenses needed to support the Company’s business strategy and its publicly-traded status; and future decisions made by the courts with respect to any ongoing disputes.

Recent Corporate Developments

FV-100:

•	Completion of Exploratory Phase I Clinical Trial — During the fourth quarter of 2007, the Company initiated, completed, and reported top-line data from an initial Phase I clinical trial of FV-100 conducted in the United States under an exploratory IND. The blinded, placebo-controlled single ascending dose study evaluated the safety and pharmacokinetics of three oral doses (10 mg, 20 mg and 40mg) of FV-100 in 24 healthy volunteers. There were no serious adverse events observed and the compound appeared to be generally well tolerated in the trial. Further, pharmacokinetic data demonstrated that all three doses achieved plasma levels of CF-1743, the active form of FV-100, which exceeded the EC50 for twelve hours. The Company expects to present the full data from this trial at the 21st Annual International Society for Antiviral Research meeting in Montreal, Canada on April 16, 2008.

•	Completion of IND-enabling GLP Studies — The Company recently completed all of the IND-enabling GLP studies required to support the filing of a regular IND for FV-100. Based upon this data and the clinical data from its exploratory Phase I trial in 24 healthy human volunteers, the Company anticipates filing a regular IND and initiating the next single ascending dose clinical trial for FV-100 in the second quarter of 2008.

HIV Integrase Inhibitor Program:

•	Preclinical Data Presentation at CROI - In February 2008, preclinical data relating to INH-001, one of several potential lead candidates from Inhibitex’s HIV integrase inhibitor program, were presented at the15th Annual Conference on Retroviruses and Opportunistic Infections (CROI). Dr. Vasu Nair, Director of the University of Georgia Center for Drug Discovery and head of the Department of Pharmaceutical and Biomedical Sciences, presented data from several preclinical studies of INH-001, which in addition to its pharmacokinetic properties, demonstrated metabolic stability in vitro, multiple mechanisms of action and no significant inhibition of CYP450 proteins.

HCV Polymerase Inhibitor Program:

•	In-license of HCV Polymerase Inhibitors - In November 2007, the Company announced that it had entered into an exclusive worldwide license agreement with Cardiff University in Wales, United Kingdom and Katholieke Universiteit in Leuven, Belgium for intellectual property covering a series of highly potent nucleoside analogue hepatitis C virus (HCV) polymerase inhibitors in exchange for an upfront license fee, future milestone payments and royalties on future net sales.

Other Developments:

•	Appointment of Scientific Advisory Board - In November 2007, the Company announced the establishment of a new scientific advisory board, comprised of distinguished scientists and thought leaders with recognized expertise in virology and infectious diseases. The Company’s scientific advisory board is comprised of Erik De Clerq, M.D., Ph.D.; Joseph J. Eron, M.D.; Charles Flexnor, M.D., Vasu Nair, Ph.D., D.Sc.; and Robert Schooley, M.D.

•	Nasdaq Listing — In January 2008, the Company announced that it had received notice from the Nasdaq Stock Market indicating that due to the price per share of the Company’s common stock closing below $1 for 30 consecutive days, the Company did not comply with the minimum listing requirements of the Nasdaq Global Market. To regain compliance, the Company’s common stock must trade above $1 per share for 10 consecutive days prior to July 8, 2008. If the Company has not regained compliance by that time, it intends to apply for a listing on the Nasdaq Capital Market.

Conference Call and Webcast Information

Russell H. Plumb, the Company’s president and chief executive officer, and other members of management will review the Company’s fourth quarter and full-year 2007 operating results, as well as provide an update on the Company’s development programs via a webcast and conference call today at 9:00 a.m. EST. To access the conference call, please dial 888-680-0893 (domestic) or 617-213-4859 (international) and reference the access code 77947435. A replay of the call will be available from 10:30 a.m. EST on March 7, until April 7, 2008, at midnight. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 61328728. A live audio webcast of the call and the archived webcast will be available in the Investors section of the Inhibitex website http://www.inhibitex.com.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products that can treat and prevent serious infections. In addition to its antiviral pipeline, which includes FV-100, a potent, orally available nucleoside analogue being developed to treat shingles (herpes zoster), a series of orally available HIV integrase inhibitors, highly potent nucleoside analogue HCV polymerase inhibitors and a family of nucleoside analogues with activity against human cytomegalovirus, or HCMV, the Company has several programs and collaborations based upon its proprietary MSCRAMM® protein platform. These include Aurexis®, a humanized monoclonal antibody for the treatment of serious Staphylococcus aureus bloodstream infections, including those caused by MRSA, as well as license agreements with Wyeth for the development of staphylococcal vaccines and with 3M for the development of diagnostics.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding plans to file a regular IND and initiate additional clinical trials of FV-100 in 2008; the potential for the Company to select a lead clinical candidate from either or both of its HIV integrase or HCV polymerase inhibitor programs; the Company’s plan to present data from its exploratory Phase I trial of FV-100 at a scientific meeting in April; the potential for a favorable court decision to be overturned on appeal; the Company’s intent to apply for a listing on the Nasdaq Capital Market in the event it fails to meet the minimum listing requirements to remain on the Nasdaq Global Market; 2008 financial guidance and the anticipated net operating cash burn in 2008 are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the continued successful development of FV-100 and its other development programs, including obtaining satisfactory data from preclinical and clinical trials and the FDA accepting the Company’s IND applications or otherwise providing regulatory approval to further advance their development; obtaining, maintaining and protecting the intellectual property incorporated into and supporting its product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with planned or anticipated amounts; Wyeth and/or 3M not terminating or revising their respective agreements with the Company; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission, or SEC, on March 16, 2007 and its Quarterly Reports on Form 10-Q for March 31, 2007, as filed with the SEC on May 10, 2007, June 30, 2007 as filed on August 9, 2007, and September 30, 2007, as filed with the SEC on November 9, 2007. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex®, MSCRAMM®, Veronate®, and Aurexis® are registered trademarks of Inhibitex, Inc.

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$14,178,143	$19,681,861
Short-term investments	36,088,309	41,676,223
Prepaid expenses and other current assets	1,058,426	1,002,810
Accounts receivable	44,988	332,669

Total current assets	51,369,866	62,693,563
Property and equipment, net	2,564,345	3,530,796

Total assets	$53,934,211	$66,224,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,160,351	$629,249
Accrued expenses	6,605,253	7,392,210
Current portion of notes payable	312,500	833,333
Current portion of capital lease obligations	698,151	816,184
Current portion of deferred revenue	441,667	191,667
Other current liabilities	154,824	152,728

Total current liabilities	9,372,746	10,015,371
Long-term liabilities:
Notes payable, net of current portion	703,125	625,000
Capital lease obligations, net of current portion	68,710	829,871
Deferred revenue, net of current portion	387,500	537,500
Other liabilities, net of current portion	1,202,328	1,139,599

Total long-term liabilities	2,361,663	3,131,970

Total liabilities	11,734,409	13,147,341
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2007 and December 31, 2006; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized at December 31, 2007 and December 31, 2006; 42,785,318 and 30,278,135 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	42,785	30,278
Common stock warrants	15,551,492	11,517,743
Additional paid-in capital	240,634,018	214,192,588
Other comprehensive income	106,480	12,000
Accumulated deficit	(214,134,973)	(172,675,591)

Total stockholders’ equity	42,199,802	53,077,018

Total liabilities and stockholders’ equity	$53,934,211	$66,224,359

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
License fees and milestones	$412,500	$37,500	$1,650,000	$150,000
Collaborative research and development	375,000	125,000	1,125,000	500,000
Grants and other revenue	—	1,998	28,500	195,577
Total revenue	787,500	164,498	2,803,500	845,577
Operating expense:
In-process research and development	(5,564)	—	32,569,709	—
Research and development	3,548,088	7,431,674	10,016,279	23,417,091
Total research and development	3,542,524	7,431,674	42,585,988	23,417,091
General and administrative ....	1,450,911	5,429,910	6,300,863	12,758,063
Total operating expense	4,993,435	12,861,854	48,886,851	36,175,154
Loss from operations	(4,205,935)	(12,697,086)	(46,083,351)	(35,329,377)
Other income, net	24,668	—	1,969,216	1,059,993
Interest income, net	656,763	795,083	2,654,753	3,124,524
Net loss ..............................	$(3,524,504)	$(11,902,003)	$(41,459,382)	$(31,145,060)
Basic and diluted net loss per Share	$(0.08)	$(0.39)	$(1.22)	$(1.03)

Weighted average shares used to compute basic and diluted net loss per share	42,504,849	30,278,051	34,026,250	30,259,979

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